Exhibit 99(a)(1)(Q)
HOME E MAIL CONTACT US LOG OUT Need Help? EMAIL:glu@sos-team.com Change Password Election Info Make An Election OPTION EXCHANGE PROGRAM PROGRAM INFORMATION We urge you to read the Offering Materials carefully. Click on the links below to view detailed information on the Option Exchange Program: Offer to Exchange FAQs Employee Presentation Materials Schedule TO - Tender Offer Statement Make An Election Return to Home Page